Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Mark D. Witmer

Treasurer and Secretary

952-258-4906

MICHAEL FOODS TO AMEND SENIOR SECURED CREDIT FACILITY AND SENIOR UNSECURED TERM LOAN; PROVIDES FULL YEAR 2004 GUIDANCE

MINNETONKA, MN September 9 — Michael Foods, Inc. announced today that it is seeking an amendment of its existing $591.3 million Senior Secured Credit Facility and its $135.0 million Senior Unsecured Term Loan. The amendment is expected to reduce pricing on the Senior Secured Credit Facility, permit a certain amount of existing cash on the balance sheet to be distributed to the parent of Michael Foods, M-Foods Holdings, Inc., for the purpose of returning capital to existing equityholders, and allow for future financings by M-Foods Holdings.

Previously, Michael Foods, Inc. reported stronger than anticipated financial results for the three and six month periods ended June 30, 2004. While the company expects continued strong performance, particularly for sales volumes, Egg Products Division results are not likely to match year-ago earnings before interest, taxes, depreciation and amortization (“EBITDA” as defined in the Senior Secured Credit Facility) levels in the second half. In particular, lower industry pricing is expected to negatively affect industrial egg products’ margins year-over-year in the fourth quarter. Chairman, President and Chief Executive Officer Gregg A. Ostrander commented, “As we look at the balance of the year in total, we expect third quarter net sales and EBITDA to match or exceed 2003 period levels (adjusted for the late 2003 sale of our Dairy Products Division), with 2004 fourth quarter net sales and EBITDA below the 2003 levels, due largely to egg market factors. We expect full year 2004 net sales to approximate $1.3 billion and EBITDA to be within a range of $161 to $165 million, which is consistent with our operating plan.”

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, and Northern Star Co.

Certain items in this release are forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. In particular, sales volumes, net sales and EBITDA could be affected by variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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09-09-04